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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form F-1 of AerCap Holdings N.V. of our reports dated May 19, 2006, except for "debt issuance costs" and "investments in direct finance leases" as described in note 1 which are dated July 28, 2006, relating to the financial statements of AerCap Holdings C.V., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Rotterdam, November 1, 2006

PricewaterhouseCoopers Accountants N.V.

/s/ Andre Tukker

Andre Tukker

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Consent of Independent Registered Public Accounting Firm